UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the Fiscal Year Ended December 31, 2021

Virtuoso Surgical, Inc.

(Exact name of issuer as specified in its charter)

Commission File Number: 024-11136

Tennessee (State or other jurisdiction of incorporation or organization)	81-2994832 (I.R.S. Employer Identification No.)

5701 Old Harding Pike, Suite 200

Nashville, Tennessee 37205

(Full mailing address of principal executive offices)

(615) 352-9519

(Issuer’s telephone number, including area code)

Class A Preferred Stock

(Title of each class of securities issued pursuant to Regulation A)

PART II

INFORMATION TO BE INCLUDED IN REPORT

Cautionary Note Regarding Forward-Looking Statements

This Annual Report on Form 1-K for the year ended December 31, 2021 (this “Report”) should be read in conjunction with our financial statements and the related notes included in this Report. In this Report the terms “Virtuoso Surgical,” “Company,” “we,” “our,” or “us” refer to Virtuoso Surgical, Inc.

In addition to historical information, this Report contains “forward-looking statements.” Forward-looking statements describe the Company’s current expectations or forecasts of future events as of the date of this Report and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of the Company’s assets, business, capital expenditures, cash flows, cost management, condition (financial and otherwise), indebtedness, liquidity, profitability, prospects, results of operations, revenues, and strategic plans. Words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” and variations of these words and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond the Company’s control, are difficult to predict, and/or could cause actual results and the timing of events to differ materially from those expressed or forecasted in the forward-looking statements. For a detailed discussion of the various factors that could cause our actual results to differ from expectations, please refer to the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in our Offering Circular filed with the Securities and Exchange Commission (the “SEC”) on May 13, 2021, as the same may be updated from time to time by our future filings under Regulation A. We assume no obligation to update any of these forward-looking statements except to the extent required by applicable law.

Item 1. Business

The Company was incorporated in April 2016. The Company was formed to design, develop, and market medical devices to transform minimally invasive surgery by providing dexterous, accurate and cost-effective robotic tools. Since incorporation, the Company has devoted substantially all efforts to research and development, business planning, recruiting management and technical staff, acquiring operating assets, and raising capital. The technology involves the use of concentric tubes of a metal alloy, nitinol, to robotically control small surgical tools through standard 5 to 8-millimeter rigid endoscopes. Nitinol is an alloy of approximately fifty percent (50%) nickel and fifty percent (50%) titanium that has certain unique metallurgical properties. Nitinol is both super-elastic and, when processed through a heat-treatment process, possesses an effect called the Shape Memory Effect. The Company utilizes the super-elastic properties of nitinol for its product. The Company is unaware of any other technology in the “rigid surgical endoscopy” market that would allow multiple robotically-controlled surgical tools through rigid endoscopes that possess the dexterity, precision, and power of the Virtuoso™ System. Currently, this market is served by hand tools only, and there is not any known other robotic technology.

After its formation, the Company licensed rights to patents held by Johns Hopkins University and Vanderbilt University. The Company’s license with Johns Hopkins University is non-exclusive and it gives the Company freedom to operate the core technology of its product in the United States and certain countries around the World. The Company’s license with Vanderbilt University gives the Company exclusive rights to manufacture and sell a multiple-armed robotic system in the United States that is able to robotically control surgical instruments through rigid endoscopes using concentric tubes made of nitinol. We believe that the patents held by Vanderbilt University for which we have an exclusive license will, practically, limit equivalent competing robotic endoscopic devices in the United States for the life of the patents. See “Business - Intellectual Property” below for additional information.

Engineering Developments

The Company’s device and system are currently in their development phase. Our first three prototypes are Amadeus, Bach, and Beethoven. Based on the proof-of-concept models that were developed at Vanderbilt University, the Company’s first prototype, internally called “Amadeus”, began operation in June 2018. Amadeus was intended to test the operation of the nitinol tubes, controlling software, motor controls, and physician-input devices. The Company’s second prototype, Bach, began operation in July 2019. Bach is intended to test physician controls, test sterilization procedures, allow for human-factors testing, and validate operation and movement of the device, among other purposes. The Company’s third prototype, Beethoven, incorporates draping and sterility systems, additional safety systems, and additional control improvements. Beethoven became operational in the fourth quarter of 2021.

In 2021, we also began the design of our commercial version of the system. We consider this design to be our fourth, and final, prototype. This is the design that we expect will be used for our first-in-human clinical investigation and for approval submissions to the U.S. Food and Drug Administration (the “FDA”) and a European Notified Body. It is the design that we expect to be able to sell to our initial customers. We expect the entire system to enter design freeze in the second half of 2022. Please refer to “Operational Updates” included in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations for additional 2021 highlights on the development of the Virtuoso™ System.

To see a video of the Company’s current prototype in operation, please visit our website, www.virtuososurgical.net. Information contained on or accessible through our website is not a part of this Report and should not be relied upon in determining whether to make an investment decision.

Application and Approval Process

Before being able to market the Virtuoso™ System in the United States, the Company must receive either clearance or approval from the FDA. The Company believes that the system is a Class II medical device, which should be approved for sale in the United States through the De Novo pathway. At a minimum, a human pilot study will be required for regulatory approval. The Company intends to establish a rigorous post-market surveillance program, which should lessen or obviate the need for pre-market live-human trials. The post-market surveillance programs should also provide valuable ongoing surgical and business intelligence regarding use of the Company’s device by surgeons.

The Company instituted FDA-compliant software and document management in March 2021, laying some of the groundwork for its future submissions to the FDA and a European Notified Body. The Company’s goal is to begin its first-in-human clinical investigation in 2023, with our FDA De Novo application submitted shortly thereafter. This timeline has been moved back somewhat from prior planning based on our design improvements and the anticipated sequencing of tasks. As a Company, we are trying to maintain as efficient a use of capital as possible, and that may, at times, cause our targeted timeline to be extended. We expect to be able to begin commercial sales in late 2023 or early 2024.

It is the Company’s expectation that its testing and validation for clearance in the United States will form a basis for its regulatory applications in other parts of the world, although additional testing and validation may be necessary there as well. As discussed above, the Company intends to file an application to a European Notified Body, as well as seek regulatory approval in other regions of the world.

Upon receiving its initial regulatory approval to sell its device and system, the Company intends to sell its products through internal sales personnel and, potentially, independent sales and marketing organizations. A key component of the sales and marketing functions will be compliance with federal and state regulations affecting the Company’s customers, particularly those that receive Medicare or Medicaid reimbursement.

The Company’s goal is for the Virtuoso™ System to eventually be used in scores of surgical applications throughout the body. The Company’s first regulatory application will likely target urologic and gynecologic surgical procedures, due to the known benefits of robotically-controlled instruments for those areas of operation. Follow-on areas of application are expected to be: interventional pulmonology, neurologic surgery, ENT, and many other areas of application over time. The Company has not, to date, explored the full range of surgical areas for operation of the Virtuoso™ System.

Intellectual Property

The Company has executed license agreements with Johns Hopkins University and Vanderbilt University for patents related to the manufacture and sale of the prototype. The Company has also developed particular trade secrets and proprietary software that enable the Virtuoso device to perform as required, making competition with the Company’s device potentially difficult to reverse engineer. The Company has filed applications for its own patents, which currently are pending in the United States Patent and Trademark Office (the “USPTO”), and it expects to file additional patent applications in the future. For some of those patents, the Company anticipates seeking international coverage under the Patent Cooperation Treaty of 1970.

No assurances can be given when or if the Company’s pending patent applications may be granted by the USPTO. The Company may be denied any or all of these pending patent applications, or future patent applications. The Company’s patent rights are subject to challenge in U.S. federal courts; the Company, however, is not aware of any substantive basis for a challenge to the patents’ validity or enforceability. Because the patents are subject to potential legal challenge, or because non-infringing technologies may develop to suit a comparable purpose, the Company’s current or future patent rights may not prevent the Company’s competitors from developing competing products.

Johns Hopkins Patents

Effective May 11, 2016, the Company entered into a non-exclusive, non-transferable patent license with Johns Hopkins University. Under the terms of the license, the Company has the right to use concentric nitinol tubes for surgical devices in the following countries (or regions), under the following patents: United States (8,152,756 and 8,715,226); Japan (2008-541319, 2012-139088, 2015-094824, and 2014-000372); European Patent Office (06844376.1); Canada (2,630,061); and China (200680050046.8). Under the terms of the license, Johns Hopkins has received a fee of $2,000 and five percent (5%) of the Company’s Common Stock, no par value (the “Common Stock”), and is entitled to receive a royalty of four percent (4%) of the Net Revenues (as defined in the license) of the Company of sales of products incorporating concentric nitinol tubes and one percent (1%) of the consideration received by the Company upon a sale of the Company or other similar transaction. The royalty is due and owing throughout the life of the patents, for each respective jurisdiction. At this time, the Company does not know the exact dates that the patents, or any possible follow-on patents that utilize this underlying technology, will expire. Generally, under the Patent Cooperation Treaty of 1970 and the Patent Law Treaty of 2000, patents like the Johns Hopkins patents last for twenty (20) years from the initial date of filing. The Johns Hopkins U.S. patents were initially filed on November 15, 2006 and March 9, 2012, and are expected to expire twenty (20) years from those dates. The Johns Hopkins patent license terminates when the final licensed patent lapses, upon sixty (60) days’ notice by the Company, or, at the discretion of Johns Hopkins, in the event that, after initial commercial sales begin, a one-year period takes place without any commercial sales.

Vanderbilt Patents

Effective May 15, 2016, the Company entered into an exclusive, non-transferable patent license with Vanderbilt University. Under the terms of the license, the Company has the right to make, use, offer to sell, sell and import products, for human surgical applications, systems and apparatuses for endoscopic deployment of robotic concentric tube manipulators, and the Company has the exclusive right to manufacture and/or sell such systems or apparatuses in the United States. Under the terms of the license, Vanderbilt University has received a fee of $5,000, reimbursement for Vanderbilt’s patent-prosecution costs and four percent (4%) of Common Stock, and is entitled to receive a royalty of four percent (4%) of the Gross Sales (as defined in the license) of products incorporating the patented technology; annual royalties of at least $3,000, which began in 2021, and will increase to $50,000 annually beginning in 2025; and $250,000 upon a sale of the Company or other similar transaction. The royalties are due and owing throughout the life of the licensed patents. The Vanderbilt U.S. patents were initially filed on September 13, 2013 and October 2, 2015, and are expected to expire twenty (20) years from those dates. The Company does not have “PCT” coverage on the Vanderbilt patents. The Vanderbilt patent license terminates upon a breach of the agreement by the Company, after an opportunity to cure the breach has lapsed without cure, or by the Company upon 120 days’ notice.

Trade Secrets, Trademarks, and Copyright

In addition to patent rights, the Company possesses other intellectual property, including registered trademarks for its product, copyright protection for its software, and trade secrets related to its materials and their processing. Please see “Intellectual Property” included in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations for additional information.

Capitalization

The Company was originally capitalized with an approximately $1,400,000 Small Business Innovation Research Program (“SBIR”) grant from the National Institutes of Health (“NIH”). That grant was followed by additional NIH funding under a $225,000 Small Business Technology Transfer Program (“STTR”) research grant, a $150,000 matching grant from the State of Tennessee, and a second approximately $1,400,000 SBIR grant. The Company continues to seek funding from state and federal governments. The Company also raised approximately $1,300,000 in private capital through the issuance of the Company’s Class A Preferred Stock, par value $1.00 per share (the “Class A Preferred Stock”), in 2018 and, subsequently, an additional $3,559,750 as of December 31, 2021 through the Company’s offering of up to $20 million of the Class A Preferred Stock in a Regulation A, Tier 2 offering (the “Regulation A+ Offering”). The Company’s current Regulation A+ Offering will expire on May 12, 2022.  Additionally, the Company has continued to sell shares of its Common Stock to existing preferred stockholders through a private offering pursuant to SEC Regulation D. The Company anticipates pursuing an offering of Common Stock through SEC Regulation A upon the expiration of its Regulation A+ Offering of Class A Preferred Stock.

Employees

As of April 29, 2022, the Company had eight (8) full-time employees and two (2) part-time hourly employees. None of our employees is represented by a union or party to a collective bargaining agreement. We believe the relationship with our employees to be good. The Company also utilizes a number of outside independent contractors to assist in the development process.

Legal Proceedings

We are not subject to any material pending or any known, threatened material legal proceedings.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Our management is pleased with the progress that the Company made in 2021, and has made since its founding in 2016. The Company is moving toward its transition from being a pure research and development organization to becoming a medical-device manufacturer. With an adequate influx of capital, expansion of our leadership team, and establishment of new business processes, we believe that the Company can develop the necessary manufacturing, sales and marketing, physician training, customer support, and quality-assurance systems necessary to manufacture and sell the Virtuoso™ System to customers in the United States, and other countries, in the next few years.

Leadership Developments

On April 1, 2022, Duke Herrell, our Chief Medical Officer, was named Interim Chief Executive Officer and began working in that capacity. His primary duties as Interim Chief Executive Officer include: 1) leading the search for a permanent Chief Executive Officer (preferably a person with extensive medical-device-manufacturing experience); and 2) leading our capital-raising efforts. To allow for the time necessary to successfully fulfill his duties as Interim Chief Executive Officer, Dr. Herrell was able to secure a leave from his clinical responsibilities at Vanderbilt University/Vanderbilt University Medical Center. He will continue to lead our clinical-regulatory efforts, particularly ongoing planning for first-in-human procedures, which are currently planned for 2023.

Operational Updates

The most significant events in 2021 for the Company were the live-animal experiments that were performed in August. Procedures performed in a pig uterus, which is a good simulator for the human uterus, demonstrated good bleeding control with a resection into the uterine wall.

Other highlights in 2021 included:

•	Integration of a holmium laser through the Virtuoso™ System;

•	Scores of model experiments to simulate prostate lobe removals, by many surgeons, particularly some members of our Medical Advisory Board;

•	Completion of the industrial design of the Surgeon Workstation

•	Fundamental software architecture established to embed software in the system; and

•	Simplification of the Holding Arm design to a passive, non-robotic arm.

The simplification of the Holding Arm should expedite the Virtuoso™ System’s time to market, reduce development costs, and reduce the initial cost to customers. We continue to plan on using a robotic holding arm for a future version of the system. Similarly, using embedded software should dramatically reduce software development and testing costs and reduce software-related risks to the patient.

In 2022, to date, we have:

•	Completed production design of the Surgeon Input Device;

•	Begun testing activities to evaluate safety concerns and to prepare for our FDA regulatory-approval application;

•	Completed the Instrument Cartridge mechanical testing; and

•	Completed design of our sterilization drapes (although iterative changes are expected).

Please refer to Item 1. Business included elsewhere in this Report for more details about research and development efforts and the application and approval process.

Liquidity and Capital Resources

We are an emerging growth company in the process of conducting research and development activities and, as a result, we did not generate revenue during the years ended December 31, 2021 or 2020. To date, we have capitalized the Company with over $12 million, utilizing funds from government grants and sales of our Common Stock and Class A Preferred Stock. Despite our best efforts, and the best efforts of our investment bankers at Raymond James, we were not able to secure a venture capital partner in 2021. We also had some excellent negotiations with a number of major medical-device manufacturers, and, while some of those negotiations included exchanges of offers and counter-offers, none of them progressed to a formal term sheet. In December, we terminated our contract with Raymond James, despite no concerns regarding their performance. We continue to raise money through “angel” investments in our Common Stock and Class A Preferred Stock, and we expect that we will continue to pursue approximately $20 million in additional capital through a venture-capital investment or a strategic partnership with a major medical-device manufacturer.

In September 2021, the Company received notice from the State of Tennessee that a $300,000 SBIR matching grant was awarded. Additionally, in February 2022, we submitted a SBIR grant application to the NIH, seeking a $3,000,000 SBIR Phase IIb government grant.

Currently, based on the Company’s current average burn rate, management of the Company believes the Company has a runway of approximately 15 ½ months and intends to manage the Company in a manner to maintain cash on hand to fund ordinary expenses for at least 12 months.

For more information, see our audited 2021 financial statements included elsewhere in this Report.

Intellectual Property

In 2021, the Company, on its own behalf, filed two patent applications with the USPTO. The Company also sought patent treaty protection for those inventions. In 2022, the Company filed another U.S. patent application and sought patent treaty protection for that invention and other inventions. The Company expects to continue to build its own patent portfolio, as appropriate.

In 2022, we received notice that our trademark applications were granted by the USPTO and were published for public inspection. Although there can be no assurances, management of the Company does not expect any difficulties with finalizing our trademarks.

For more information regarding the Company’s intellectual property, see the heading “Intellectual Property” in Item 1. Business.

Item 3. Directors and Officers

The following table sets forth information regarding our directors and executive officers as of the date of this Report:

Name	Age	Position
S. Duke Herrell	59	Interim Chief Executive Officer, Chief Medical Officer, and Director
Robert Webster	44	President, Chief Technology Officer, and Director
Richard Hendrick	32	Chief Operating Officer and Chairman of the Board
C. Mark Pickrell	56	Chief Administrative Officer, General Counsel, Secretary, and Director

Dr. S. Duke Herrell, M.D. has been the Company’s Chief Medical Officer and recently became our Interim Chief Executive Officer. He is a practicing urologic surgeon at Vanderbilt University Medical Center and is internationally known as a pioneer in robotic surgery and minimally invasive surgical approaches. He is a Professor of Urology and a Professor of Biomedical Engineering at Vanderbilt University. Dr. Herrell received his Bachelor of Science from the University of Richmond, and he received his M.D. from the University of Virginia. He is a co-founder of the Vanderbilt Institute for Surgery and Engineering. Dr. Herrell is a named inventor in six (6) patents or pending applications, has published over 100 peer-reviewed articles, and his research has been recognized by the International World Congress of Endourology and Robotics. He is a former Vice Chair of the American Urologic Association, Clinical Guidelines Panel.

Dr. Robert J. Webster, III, Ph.D. is the Company’s President and Chief Technology Officer. He has spent the past fifteen (15) years at Johns Hopkins University and Vanderbilt University, focused on the creation and validation of novel robotic surgical systems. Dr. Webster is the primary inventor of the core technology underlying the Virtuoso device and system. Dr. Webster received his Bachelor of Science from Clemson University, and he received his Ph.D. from Johns Hopkins University. He is currently the Richard A. Schroeder Professor of Mechanical Engineering at Vanderbilt University. Along with Dr. Herrell, he co-founded the Vanderbilt Institute for Surgery and Engineering. Dr. Webster has been awarded ten (10) patents, published over 200 peer-reviewed articles, and has been cited over 6,000 times for his work related to biomedical robotics and engineering. Dr. Webster is a consultant to the Company.

Dr. Richard Hendrick, Ph.D. is the Company’s Chief Operating Officer. He has designed, built, and tested the laboratory prototypes underlying the Virtuoso device during his Ph.D. studies at Vanderbilt University. He received his Bachelor of Science from Texas A&M University, and he received his Ph.D. from Vanderbilt University. Prior to his graduate work at Vanderbilt University, Dr. Hendrick worked at DJO Surgical, a medical-device company manufacturing orthopedic implants and instruments. As our Chief Operating Officer and lead engineer, Dr. Hendrick is responsible for overall management of the engineering operations of the Company.

C. Mark Pickrell, Esq. is the Company’s Chief Administrative Officer, General Counsel, and Secretary. He provides legal, financial, and administrative support to the Company. He received his Bachelor of Arts from Harvard College, and he received his J.D. from the College of Law of the University of Tennessee. He has spent his legal career advising and representing companies, entrepreneurs, and investors on matters related to corporate formation and governance, contracting, intellectual property, securities, and regulatory compliance. Formerly, he was a partner at Waller Lansden Dortch & Davis, LLP in Nashville, Tennessee. As General Counsel and Chief Administrative Officer, Mr. Pickrell provides general legal advice to the management and Board of the Company and supports the day-to-day business operations of the Company, including its accounting and finance functions and its regulatory functions. He is available to the Company on a full-time basis, and he bills the Company on an hourly basis for work performed.

Board Leadership Structure and Risk Oversight

The Board oversees the Company’s business, evaluating the risks associated with our business strategy and decisions. The Board implements its risk oversight function as a whole. The Board may determine to create committees, for audit, compensation, or other purposes, as the Company grows, but ultimate responsibility for the strategy and direction of the Company shall remain with the Board for the foreseeable future. Further, as our securities are not listed on a national securities exchange, we are not subject to requirements concerning independent directors or the establishment of any particular committees.

Term of Office

Under its bylaws, the Company’s four (4) original directors may serve in that capacity unless removed for cause. Up to three (3) additional directors may be elected by the holders of the Common Stock. To date, no additional directors have been added to the Board. The executive officers are appointed by the Board, subject to removal by the Board.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

None of our current directors or executive officers has, during the past ten (10) years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending, or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the SEC or the U.S. Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth below in our discussion under Item 5. Interest of Management and Others in Certain Transactions, none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates, which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition, or operating results.

Executive Compensation

The following table presents summary information regarding the total compensation awarded to, earned by and paid to our executive officers for the year ended December 31, 2021.

Name	Capacities in which compensation was received	Cash compensation ($) (2)	Other compensation ($)	Total compensation ($)
S. Duke Herrell	Chief Medical Officer and Director (1)	$48,050.00	$0	$48,050.00
Richard Hendrick	Chief Operating Officer and Director	$143,347.27	$0	$143,347.27
C. Mark Pickrell	General Counsel, Chief Administrative Officer and Director	$133,236.93	$0	$133,236.93
Robert Webster	President, Chief Technology Officer and Director	$61,555.52	$0	$61,555.52

(1) Dr. Herrell was named Interim Chief Executive Officer on April 1, 2022.

(2) Cash compensation includes fees paid to each individual for services provided as a director on the Board.

Drs. Webster and Herrell, as employees of Vanderbilt University and Vanderbilt University Medical Center, respectively, historically have been limited in the amount of consulting time that they can expend on outside endeavors; however, to allow for the time necessary to successfully fulfill his duties as Interim Chief Executive Officer, Dr. Herrell was able to secure a leave from his clinical responsibilities at Vanderbilt University/Vanderbilt University Medical Center. Dr. Hendrick is a full-time employee and Mr. Pickrell is a part-time employee. Their compensation and benefits are established in their letters of employment. The Company’s bylaws also limit the payment of dividends, repurchase of stock, or payment of bonuses, while Class A Preferred Stock remains outstanding.

General. We compensate our named executive officers through a base salary, with health insurance for full-time employees and a Simplified Employee Pension (“SEP”) retirement plan equal to four percent (4%) of each employee’s annual salary. Each of our named executive officers has substantial responsibilities in connection with our day-to-day operations.

Base Salary. Under our bylaws, while any Class A Preferred Stock is outstanding, the Company’s employees and consultants are limited to the NIH limitations on income for grant recipients, which is approximately $186,000 annually.

Equity Awards. We do not have an equity incentive program. The equity granted to employees in relation to their employment is made pursuant to employment agreements with individual employees. Dr. Herrell, Dr. Hendrick, and Mr. Pickrell received equity established at the time of the Company’s founding as founders, unrelated to their future employment with the Company.

Simplified Employee Pension Plan. The Company provides each employee employed at the end of the calendar year a SEP contribution of four percent (4%) of the employee’s wages.

Health and Welfare Benefits. Our full-time executive officers are eligible to participate in the same benefit plans designed for all of our full-time employees.

Agreements with Named Executive Officers

We have entered into employment agreements with Richard Hendrick and C. Mark Pickrell.

Under the terms of his employment agreement, as orally amended, Richard Hendrick is a full-time employee of the Company and paid a salary of approximately $143,000 per year. In addition, he receives health insurance and an annual SEP contribution of four percent (4%) of his annual salary. In addition, Mr. Hendrick’s employment agreement contains a “Work for Hire” provision, which provides Company ownership of any intellectual property generated by Mr. Hendrick during the course of his employment, and it contains a one (1) year non-compete provision.

Under the terms of his employment agreement, as orally amended, Mark Pickrell is a part-time employee of the Company and paid an hourly rate of $115. In addition, he receives an annual SEP contribution of four percent (4%) of his annual wages.

Director Compensation

Beginning in January 2021, members of the Board have been paid $5,000 per quarter for their duties as directors.

Item 4. Security Ownership of Management and Certain Securityholders.

The following table sets forth the beneficial ownership of our Common Stock as of April 29, 2022, which is our only class of voting securities.

•	each shareholder known by us to beneficially own more than five percent (5%) of our outstanding Common Stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities. A securityholder is also deemed to be, as of any date, the beneficial owner of all securities that such securityholder has the right to acquire within 60 days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account, or similar arrangement. Subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares of Common Stock shown opposite such person’s name.

Name and Address (1)	Number of Shares Beneficially Owned	Percentage Shares Beneficially Owned (2)
S. Duke Herrell	228,571	21%
Robert Webster	228,571	21%
Richard Hendrick	228,571	21%
C. Mark Pickrell	114,285	10.5%
Four (4) directors and executive officers as a group	799,998	73.5%

(1) The address for each individual reflected above is 5701 Old Harding Pike, Suite 200, Nashville, Tennessee 37205.

(2) In the fourth quarter of 2021, the founding shareholders agreed to reallocate shares among themselves to a 2:2:2:1 ratio.

Item 5. Interest of Management and Others in Certain Transactions.

Compensation

The compensation arrangements for our directors and named executive officers are described in the sections entitled “Executive Compensation” and “Director Compensation” under Item 3. Directors and Officers above.

Sublease Agreement

On February 6, 2019, Mark Pickrell executed a five (5) year lease agreement for the Company’s office. On April 1, 2019, the Company and Mr. Pickrell entered into a one-year oral sublease agreement whereby the Company pays the lease at cost, $6,000 per month, and that sublease has been maintained on a month-to-month basis since April 1, 2020.

The Company is currently seeking additional space for engineering workspace, fabrication space, and shipping/receiving capability. The Company may partially or completely move its operations to new space, depending upon space availability.

Other Board Financial Interests

Each of the members of the Board or their family members is an owner of Class A Preferred Stock and Common Stock.

Item 6. Other Information.

None.

Item 7. Financial Statements.

11

Independent Auditor’s Report

Board of Directors

Virtuoso Surgical, Inc.

Opinion

We have audited the financial statements of Virtuoso Surgical, Inc. (the Company), which comprise the balance sheets as of December 31, 2021 and 2020, the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable).

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

F-1

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Blankenship CPA Group, PLLC

Brentwood, Tennessee

April 29, 2022

Brentwood • Dickson • Goodlettsville
Mt. Juliet • Murfreesboro • Nashville	www.bcpas.com

F-2

Virtuoso Surgical, Inc.

Balance Sheets

December 31, 2021 and 2020

	2021	2020
Assets
Cash and cash equivalents	$1,312,227	$1,266,883
Investments	401,058	1,250,000
Prepayments	62,866	29,103
Deferred offering costs	-	5,333
Total current assets	1,776,151	2,551,319

Property and equipment, net	1,714,384	748,602

Total assets	$3,490,535	$3,299,921

Liabilities
Accounts payable	$182,735	$104,268
Accrued liabilities	167,018	43,701

Total current liabilities	349,753	147,969

SBA PPP loan	-	139,672

Total liabilities	349,753	287,641

Stockholders’ Equity
Convertible Class A preferred stock, $1 par value, 50,000,000 shares authorized 3,559,750 and 3,307,500 shares issued and outstanding on December 31, 2021 and December 31, 2020, respectively, aggregate liquidation preference of $4,065,698 and $3,567,888 on December 31, 2021 and December 31, 2020, respectively,	3,559,750	3,307,500

Common stock, no par value, 2,000,000 shares authorized, 1,083,833 and 1,040,000 shares issued and outstanding on December 31, 2021 and December 31, 2020, respectively	4,941,750	2,750,000
Accumulated deficit	(5,360,718)	(3,045,220)

Total stockholders’ equity	3,140,782	3,012,280

Total liabilities and stockholders’ equity	$3,490,535	$3,299,921

See notes to financial statements.

F-3

Virtuoso Surgical, Inc.

Statements of Operations

For the years ended December 31, 2021 and 2020

	2021	2020
Operating Expenses
Research and development	$2,065,050	$1,429,230
General and administrative	852,754	1,080,242

Total operating expenses	2,917,804	2,509,472

Other Income
Government grants	565,693	477,863
Forgiveness of debt	139,672	-
Interest income	213	-

Total other income	705,578	477,863

Net loss	$(2,212,226)	$(2,031,609)

See notes to financial statements.

F-4

Virtuoso Surgical, Inc.

Statements of Stockholders’ Equity

For the years ended December 31, 2021 and 2020

	Preferred stock		Common Stock		Accumulated
	Class A shares	Amount	Shares	Amount	Deficit	Total
Balance on January 1, 2020	1,305,000	$1,305,000	985,000	$-	$(798,496)	$506,504
Stock issuance costs	-	-	-	-	(215,115)	(215,115)
Issuance of Class A shares	2,002,500	2,002,500	-	-	-	2,002,500
Issuance of common shares	-	-	50,000	2,500,000	-	2,500,000
Stock-based compensation awards	-	-	5,000	250,000	-	250,000
Net loss	-	-	-	-	(2,031,609)	(2,031,609)
Balance on December 31, 2020	3,307,500	$3,307,500	1,040,000	$2,750,000	$(3,045,220)	$3,012,280

Balance on January 1, 2021	3,307,500	$3,307,500	1,040,000	$2,750,000	$(3,045,220)	$3,012,280
Stock issuance costs	-	-	-	-	(103,272)	(103,272)
Issuance of Class A shares	252,250	252,250	-	-	-	252,250
Issuance of common shares	-	-	38,833	1,941,750	-	1,941,750
Stock-based compensation awards	-	-	5,000	250,000	-	250,000
Net loss	-	-	-	-	(2,212,226)	(2,212,226)

Balance on December 31, 2021	3,559,750	$3,559,750	1,083,833	$4,941,750	$(5,360,718)	$3,140,782

See notes to financial statements.

F-5

Virtuoso Surgical, Inc.

Statements of Cash Flows

For the years ended December 31, 2021 and 2020

	2021	2020
Cash flows from operating activities
Net loss	$(2,212,226)	$(2,031,609)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	64,797	43,679
Forgiveness of PPP loan	(139,672)	-
Stock-based compensation awards	250,000	250,000
Increase in prepayments	(33,822)	(29,103)
Increase in accounts payable	78,467	54,735
Increase in accrued liabilities	128,651	43,407

Net cash used in operating activities	(1,863,805)	(1,668,891)

Cash flows from investing activities
Proceeds from sale of investments	1,250,000	-
Purchases of investments	(401,000)	(1,250,000)
Purchases of property and equipment	(1,030,579)	(534,949)

Net cash provided by (used in) investing activities	(181,579)	(1,784,949)

Cash flows from financing activities
Proceeds from PPP loan	-	139,672
Proceeds from sale of common stock	1,941,750	2,500,000
Payments for stock issuance costs	(103,272)	(126,281)
Proceeds from sale of convertible preferred stock	252,250	2,002,500

Net cash provided by financing activities	2,090,728	4,515,891

Net increase in cash and cash equivalents	45,344	1,062,051

Cash and cash equivalents at beginning of year	1,266,883	204,832

Cash and cash equivalents at end of year	$1,312,227	$1,266,883

See notes to financial statements.

F-6

Virtuoso Surgical, Inc.

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

Note 1: Organization and Nature of Operations

Nature of business

Virtuoso Surgical, Inc. (the Company) was incorporated in April 2016, as a Tennessee corporation, with operations based in Nashville, Tennessee. The Company was formed to design, develop, and market medical devices to transform minimally invasive surgery by providing dexterous, accurate and cost-effective robotic tools. Since incorporation, the Company has devoted substantially all efforts to research and development, business planning, recruiting management and technical staff, acquiring operating assets, and raising capital. The Company has not commenced its planned principal operations.

Liquidity and Capital Resources

The Company is subject to similar risks to other medical device companies, including, but not limited to, raising additional capital, development by its competitors of new technological innovations, safety, and efficacy of the product in clinical trials, the regulatory approval process governing medical devices, market acceptance of the Company’s products, and protection of proprietary technology. The Company has funded its operations to date primarily through federal grants, a state of Tennessee SBIR matching grant and the sale of preferred and common stock.

The Company believes that its cash and cash equivalents as of December 31, 2021, combined with remaining grant funds and periodic sales of the Company’s preferred and common stock, are sufficient to fund its operations for at least 12 months from the issuance of these financial statements. The Company expects to continue to incur additional losses in the foreseeable future due to the Company’s research and development activities.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) and include all adjustments necessary for the fair presentation of the Company’s financial position, results of operations, and cash flows for the years presented. The Company operates in one operating segment and, accordingly, no segment disclosures have been presented herein. The Company’s management performed an evaluation of its activities through the date of filing of these financial statements and concluded that there are no subsequent events requiring disclosure, other than as disclosed.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting year. Actual results could differ from those estimates.

Cash and cash equivalents

Cash equivalents include all highly liquid investments with original maturities within 90 days from the date of purchase.

Concentrations of credit risk

Cash and cash equivalents are financial instruments that potentially subject the Company to concentrations of credit risk. Amounts on deposit exceed FDIC insurance coverage by approximately $1,065,000 at December 31, 2021.

Property and equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Repairs and maintenance costs are expensed as incurred, whereas major improvements are capitalized as additions to property and equipment.

Capitalized software costs represent costs incurred after technological feasibility was established. It is anticipated further costs will be capitalized until development is complete and a working model is ready for customer testing. Costs thereafter will be expensed as incurred.

F-7

Virtuoso Surgical, Inc.

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

Note 2: Summary of Significant Accounting Policies (Continued)

Depreciation is provided using the straight-line method over the following estimated useful lives when the corresponding asset is placed in service:

Laboratory equipment	Five years
Computer equipment	Five years
Office furniture and equipment	Five years
Software (capital)	Three years
Software (developed)	Three years
Leasehold improvements	Lesser of useful life or remaining lease term

Stock-based compensation

The Company records stock-based compensation at fair value at the date of award.

PPP Loan

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. The Company received a loan in accordance with the Paycheck Protection Program (PPP) section of the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act). U.S. GAAP provides companies with several alternatives for reporting the loan and any future forgiveness: 1) proceeds can be treated as debt and future forgiveness recognized as income when the loan or any portion thereof is formally discharged; 2) proceeds can be treated as an income grant where they recognize a deferred income liability and derecognize the liability, and recognize income or reduce expenses, as they incur and recognize qualifying payroll and other operating costs that they estimate with reasonable assurance meet the conditions necessary for forgiveness; 3) proceeds can be treated as a conditional contribution where they recognize a refundable advance and derecognize the liability, and recognize income, as the conditions for forgiveness are substantially met or explicitly waived; or 4) proceeds can be recognized as a liability and derecognize the liability, and recognize income, as all conditions for forgiveness are met. The Company has elected to treat the PPP loan as a liability.

Government grants

The Company’s grants consist of United States Health and Human Services’ research and development and related matching awards. As each is a cost-reimbursement grant, the Company recognizes revenues up to the amount of incurred, allowable, and paid grant expenditures.

Research and development costs

Costs incurred in the research and development of the Company's products are expensed as incurred.

Patent costs

The Company entered into license agreements with two research institutions for patented technology owned by these institutions. The Company expenses as incurred all costs, including legal expenses, associated with obtaining patents until the patented technology becomes feasible. All costs incurred after the patented technology is feasible will be capitalized as an intangible asset. As of December 31, 2021, no costs had been capitalized since inception of the Company.

The patents under these license agreements require certain initial fees, paid in cash and Common Stock. Royalties, as defined in the agreements, are payable to each institution upon sales of licensed products.

Income taxes

The Company records deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the Company's financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is used to reduce the net deferred tax assets to the amount that will more likely than not be realized.

Any interest and penalties are classified in expense in the Company’s financial statements.

F-8

Virtuoso Surgical, Inc.

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

Note 2: Summary of Significant Accounting Policies (Continued)

Retirement plan

The Company sponsors a Simplified Employee Pension (SEP) retirement plan. The Company contributes to the SEP an amount equal to four percent of each employee’s annual salary. The Company contributed $35,122 and $28,402 for the years ended December 31, 2021 and 2020, respectively.

Reclassifications

Certain amounts reported for 2020 have been reclassified to conform with the 2021 presentation.

Note 3: Investments

The allocation of the investment portfolio as of December 31, 2021 and December 31, 2020 is as follows:

	2021	2020
Certificates of deposit	$150,058	$750,000
United States Treasury Notes	251,000	500,000

	$401,058	$1,250,000

Note 4: Property and Equipment

Property and equipment as of December 31, 2021 and December 31, 2020 consist of the following:

	2021	2020
Laboratory equipment	$271,489	$263,716
Computer equipment	40,321	40,321
Furniture and equipment	12,250	3,862
Software – capital	19,826	19,826
Software – developed	1,522,108	507,690
	1,865,994	835,415
Less accumulated depreciation and amortization	(151,610)	(86,813)
	$1,714,384	$748,602

The Company incurred depreciation and amortization expense of $64,797 and $43,679 for the years ended December 31, 2021 and 2020, respectively.

Note 5: SBA PPP Loan

On May 4, 2020, the Company received a loan in the amount of $139,672 in accordance with the PPP section of the CARES Act. On August 3, 2021 the Company received notice that this loan was forgiven in full.

Note 6: Government Grants

The Company received certain awards from Federal and local sources to support its research and development activities as follows:

National Institute of Health –
Small Business Innovation Research Program (SBIR) including amendment	$3,132,895
Small Business Technology Transfer Program (SBTT)	224,598
3,357,493
Authorized spending through December 31, 2021	3,166,828
Remaining authorized funds	$190,665

F-9

Virtuoso Surgical, Inc.

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

Note 6: Government Grants (Continued)

Through December 31, 2021 and 2020, the Company has billed $3,148,651 and $2,596,714, respectively, under the terms of these Federal awards.

In 2021 the Company was awarded and has received $150,000 SBIR matching funding for its Federal grants from Launch Tennessee, of which $13,755 has been spent by the Company with $136,245 recorded as a grant payable in accrued liabilities as of December 31, 2021.

Note 7: Stockholders’ Equity

General

The authorized capital stock of the Company consists of 52,000,000 shares, of which 50,000,000 shares are designated as Class A Preferred Stock (Preferred Stock) and 2,000,000 shares are designated as Common Stock.

Class A Preferred Stock

The Company has sold shares of Preferred Stock at $1.00 per share as follows: 1,075,000 shares in 2018, 230,000 shares in 2019, 2,002,500 shares in 2020, and 252,250 shares in 2021. The sales of preferred shares yielded gross proceeds of $1,075,000 in 2018, $230,000 in 2019, $2,002,500 in 2020, and $252,250 in 2021.

The Preferred Stock has the following characteristics:

Voting

The holders of the Preferred Stock shall have no voting or other management rights, or other beneficial rights other than those disclosed in the Company Bylaws.

Dividends

Issued Preferred Stock shares carry a Paid-In-Kind (PIK) dividend of 7% per year, uncompounded. Cumulative from issuance through December 31, 2021 are $505,948.

Other Provisions

Other provisions related to the Preferred Stock are set forth in the Company Bylaws and include certain rights upon a change of control, as defined, including Success Bonus terms, and rights and priorities with respect to consideration received or conversion rights in redemption.

Preferred shares are redeemable upon a change of control of the Company or at any time, at the discretion of the Board of Directors, provided that the redemption must include 100% of a shareholders’ preferred shares at par, plus any accrued PIK and the applicable Success Bonus amount. Until all Preferred Stock shares are redeemed certain restrictions exist as to compensation levels and dividend distributions.

Stock Issuance Costs

The Company recorded stock issuance costs of $285,821 in relation to its 2020 Regulation A+ capital raise as contra-equity in the statements of stockholders’ equity.

Common Stock

The Company has issued or sold shares of Common Stock as follows: 820,000 shares issued to certain founding parties who have been responsible for incubating and forming the Company and 90,000 shares to research institutions in exchange for certain technology and contractual rights; 85,000 shares issued to employees; 50,000 shares sold between January 1, 2020 and March 30, 2020 at $50 per share yielding proceeds of $2,500,000; 38,833 shares sold in 2021 at $50 per share yielding proceeds of $1,941,750; and 10,000 shares issued in stock-based compensation awards.

Virtuoso Surgical, Inc.

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

Note 8: Stock-Based Compensation

The Company awarded 5,000 shares of Common Stock to certain employees in both 2021 and 2020. The Company recognized $250,000 as compensation expense in both 2021 and 2020 due to these awards.

Note 9: Related Party Transactions

The Company had the following transactions with related parties for the years ended December 31, 2021 and 2020:

	2021	2020
Consulting fees	$116,956	$69,606
Board compensation	85,000	-

The Company paid consulting fees to certain board members and investors for research and development services.

On February 6, 2019, a Company officer and stockholder executed a five-year lease agreement for the Company’s office. On May 1, 2019, the Company entered into sublease agreement with the officer and stockholder whereby the Company pays the lease at cost, $6,000 per month.

The Company received a loan from an officer who is also a stockholder of $100,000 in February 2020 which was repaid in full in March 2020.

Note 10: Income Taxes

Since inception, the Company has experienced net operating losses (NOL) which is consistent with a company conducting extensive research and development (R&D) activities. These NOLs and R&D tax credits create net deferred tax assets.

A reconciliation of the U.S federal statutory income tax rate to the Company’s effective income tax rate is as follows:

Virtuoso Surgical, Inc.

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

Note 10: Income Taxes (Continued)

	2021	2020
Federal statutory income tax rate	21.0%	21.0%
State taxes, net of federal benefit	4.2	3.9
Research and development credits	0.6	2.8
Permanent differences and other	0.7	(2.8)
Change in deferred tax asset valuation allowance	(26.5)	(24.9)
Effective income tax rate	0.0%	0.0%

Approximate deferred tax assets resulting from timing differences between financial and tax bases were associated with the following items:

	2021	2020
Deferred tax assets
Net operating loss carryforwards	$1,223,100	$711,700
Research and development credit	20,200	20,300
Accounts payable	36,000	16,200
Accrued liabilities	35,600	2,200
Research and development payroll tax credits	11,600	9,900
Total deferred tax assets	1,326,500	760,300
Valuation allowance	(1,269,900)	(701,800)
Net deferred tax assets	56,600	58,500
Deferred tax liabilities
Depreciable assets	(41,200)	(49,600)
Prepaid expenses	(15,400)	(8,900)
Total deferred tax assets, net	$-	$-

As of December 31, 2021 and 2020, the Company had net deferred tax assets. Due to uncertainties surrounding the Company’s ability to generate future taxable income to realize these assets, a full valuation allowance has been established to offset the net deferred tax asset.

As of December 31, 2021 and 2020, the Company had available federal NOL carryforwards of approximately $4,930,000 and $2,890,000, respectively. The NOL generated in 2021 of $2,050,000 and 2020 of $2,109,000 will carry forward indefinitely and be available to offset up to 80% of future taxable income each year and for five carryback years (per the CARES Act). In addition, the Company had federal research and development credits carryforwards of $37,700 and $142,000 as of December 31, 2021 and 2020, respectively, to reduce future income taxes, if any. These carryforwards begin to expire in 2038 and are subject to review and possible adjustment by the Internal Revenue Code (IRC). The Company also has available state NOL carryforwards of approximately $4,888,000 and $2,848,000 as of December 31, 2021 and 2020, respectively, which expire from 2033 to 2036. Additionally, the Company elected to use R&D credits from December 31, 2021 and 2020 of $65,000 and $65,600, respectively, to offset payroll taxes. The Company used $59,221 and $20,324 of these credits to offset payroll taxes in 2021 and 2020, respectively.

Virtuoso Surgical, Inc.

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

Note 10: Income Taxes (Continued)

Based upon statute, federal and state NOLs and credits are expected to expire as follows:

Expiration Date:	Federal NOLs	State NOLs	Federal R&D Credits
2033	$-	$389,000	$-
2034	-	398,000	-
2035	-	2,061,000	-
2036	-	2,040,000	-
2037 and thereafter	-	-	37,700
Indefinite	4,930,000	-	-
	$4,930,000	$4,888,000	$37,700

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. Management has considered the Company’s history of cumulative net losses incurred since inception and its lack of commercialization of any products and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Accordingly, a full valuation allowance has been established against the deferred tax assets as of December 31, 2021 and 2020. Management reevaluates the positive and negative evidence at each reporting year. The Company’s valuation allowance increased by $568,100 and $503,300 for years ended December 31, 2021 and 2020, respectively.

The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes that it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcome of examinations by tax authorities in determining the adequacy of its provision for income taxes.

As of December 31, 2021, the Company’s U.S. federal and state tax returns remain subject to examination by tax authorities beginning with the tax year ended December 31, 2018. However, due to NOLs and credit carryforwards being generated and carried forward from prior tax years, substantially all tax years may also be subject to examination.

During the years ended December 31, 2021 and 2020, the Company’s interest and penalties relating to taxes were insignificant, and none were accrued on December 31, 2021 and 2020.

Note 11: Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date. Fair value should be based on the assumptions market participants would use when pricing an asset. U.S. Generally Accepted Accounting Principles establishes a fair value hierarchy that prioritizes investments based on those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets (observable inputs) and the lowest priority to an entity’s assumptions (unobservable inputs). The Company groups assets at fair value in three Fair Value Measurements levels, based on the markets in which the assets and liabilities are traded, and the reliability of the assumptions used to determine fair value. These levels are as follows:

Level 1 – Unadjusted quoted market prices for identical assets or liabilities in active markets as of the measurement date.

Virtuoso Surgical, Inc.

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

Note 11: Fair Value Measurements (Continued)

Level 2 – Other observable inputs, either directly or indirectly, including:

●	Quoted prices for similar assets/liabilities in active markets;
●	Quoted prices for identical or similar assets in non-active markets;
●	Inputs other than quoted prices that are observable for the asset/liability; and,
●	Inputs that are derived principally from or corroborated by other observable market data.

Level 3 – Unobservable inputs that cannot be corroborated by observable market data.

The Company’s significant financial instruments are cash and cash equivalents and other short-term assets and liabilities. For these financial instruments carrying values approximate fair value.

Note 12: Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for most leases. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee is not expected to significantly change under such guidance. The ASU is effective for the Company for the year ending December 31, 2022. Adoption of this ASU will not have a significant impact on the Company’s financial position and results of operations.

Note 13: Subsequent Events

The Company has evaluated subsequent events through April 29, 2022, the date which the financial statements were available to be issued. There were no subsequent events that need disclosure that have not already been disclosed.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1	Amended and Restated Exclusive Placement Agency Agreement between the Company and C2M Securities, LLC, dated February 5, 2020*
2.1	Charter of Virtuoso Surgical, Inc.*
2.2	Amended Corporate Bylaws of Virtuoso Surgical, Inc.*
4.1	Form of Subscription Agreement for Regulation A, Tier 2, Offering*
6.1	Technology Licensing - Platform Agreement between the Company and Capital2Market, LLC, dated October 16, 2019*
6.2	Non-Exclusive License Agreement with Johns Hopkins University, effective May 11, 2016*
6.3	License Agreement with Vanderbilt University, effective May 15, 2016*
6.4	Employment Agreement with Richard Hendrick, dated September 7, 2017*
6.5	Employment Agreement with C. Mark Pickrell, dated September 7, 2017*
8.1	Escrow Agreement among Atlantic Capital Bank, National Association, the Company, and Capital2Market, LLC, dated October 1, 2019*
11.1	Consent of Blankenship CPA Group, PLLC **
15(a).1	Correspondence submitted by Virtuoso Surgical, Inc. on December 6, 2019 pursuant to Rule 252(d)*

* Previously filed as an exhibit to the Virtuoso Surgical, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11136) and incorporated herein by reference.

** Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee on April 29, 2022.

VIRTUOSO SURGICAL, INC.

By:	/s/ S. Duke Herrell
S. Duke Herrell
Interim Chief Executive Officer, Chief Medical Officer, and Director
(principal executive officer)

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Hendrick		April 29, 2022
Richard Hendrick	Chief Operating Officer and Chairman of the Board of Directors

/s/ Robert Webster, III		April 29, 2022
Robert Webster, III	President, Chief Technology Officer, and Director

/s/ C. Mark Pickrell		April 29, 2022
C. Mark Pickrell	General Counsel, Chief Administrative Officer, Secretary, and Director
(principal financial officer and principal accounting officer)

/s/ S. Duke Herrell		April 29, 2022
S. Duke Herrell	Interim Chief Executive Officer, Chief Medical Officer, and Director
(principal executive officer)